Resources Global Professionals Announces Dividend Payment Date

IRVINE, Calif., Oct. 23, 2012 /PRNewswire/ -- Resources Global Professionals, a leading multinational provider of professional services and the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that its Board of Directors has approved a quarterly cash dividend of $0.06 per share, payable on December 13, 2012 to all shareholders of record on November 15, 2012.

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ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise - accounting, finance, information management, corporate advisory, strategic communications and restructuring, human capital, supply chain management, healthcare solutions, risk management and internal audit and legal and regulatory services.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, annually serving approximately 1,900 clients around the world from 77 practice offices.

Headquartered in Irvine, California, Resources Global has served 85 of Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

CONTACT: Analyst Contact, Nate Franke, Chief Financial Officer, (US+) 1-714-430-6500, nate.franke@resources-us.com, or Media Contact, Michael Sitrick, CEO Sitrick Brincko Group, (US+) 1-310-788-2850, mike_sitrick@sitrick.com